Exhibit 99.1

                LNB Bancorp, Inc. Reports Second Quarter Results

     --   Earnings impacted by economic challenges

     --   Total assets surpass $1 billion for first time in company history

     --   Morgan Bancorp, Inc. acquisition completed

     LORAIN, Ohio--(BUSINESS WIRE)--July 26, 2007--LNB Bancorp, Inc. (NASDAQ:LNBB) today announced net income for the second quarter of 2007. Net income for the quarter was $636,000 or $0.09 per diluted share, compared to net income of $1,639,000 or $0.25 per diluted share, for the second quarter of 2006. Net income for the first six months of 2007 totaled $2,171,000, or $0.32 per diluted share, compared to net income of $3,087,000, or $0.48 per diluted share, for the six months ended June 30, 2006.

     "The weak economic environment in our markets continues to have an impact on our performance," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc. "Specifically, the sluggish residential development sector has had a profound effect on many banks throughout the region."

     Klimas indicated that residential building permits in Lorain County declined more than 40 percent in the first five months of this year compared to the first five months a year ago, according to U. S. Census Bureau data. Unemployment in Lorain County for June this year was 6.6 percent, compared to
5.9 percent in June last year.

     "We recognize that it will take time for the local economy to rebound and for our customers to begin to see the benefits from any improvement in the economy," said Klimas. "Meanwhile, we are working hard to strategically position ourselves for this economic improvement.

     "Despite this challenging operating environment, we are showing solid loan growth, gaining market share, and continuing to invest in people and technology to become an even stronger community bank of scale," said Klimas, who pointed to the fact that LNB Bancorp surpassed $1 billion in total assets for the first time in its history.

     While non-performing loans are up $7.0 million since June of last year, they are down $3.4 million since the end of the first quarter. At June 30, 2007, non-performing loans were approximately $13.3 million and represented about 1.82 percent of total loans. "In the last quarter of 2006, the Company instituted additional controls over our credit administration process and have been focused on reviewing our entire commercial portfolio," said Klimas. "We are working diligently to further resolve the level of non-performing loans and have seen improvement in our credit quality."

     Management also looks at the level of potential problem loans which the company feels requires a higher level of scrutiny. The level of these loans, which were $19.3 million at June 30, 2007 as compared to $22.1 million at December 31, 2006, is also showing improvement.

     A major highlight of the second quarter this year was the successful completion of the merger with Morgan Bank, N.A. of Hudson, Ohio. On May 10, 2007, LNB Bancorp, Inc. announced the completion of the acquisition of Morgan Bancorp, Inc., of Hudson, Ohio and its wholly-owned subsidiary, Morgan Bank, N.A., in a stock and cash merger transaction valued at approximately $27.9 million. With this acquisition, the Company has now expanded its market area to include Summit County. "We are very pleased with the progress of our branch network and other retail delivery systems. We have made some significant investments over the past 18 months in terms of locations and personnel as we create a community bank of scale," said Klimas. "While those investments, including the Morgan acquisition, certainly carry a short-term cost, we are confident that these strategic moves will have a positive long-term impact on our company." The Morgan Bank acquisition contributed approximately $93.2 million in portfolio loans, primarily indirect auto loans, and $101.8 million in deposits.

     Second quarter net interest income totaled $7.2 million, a modest increase compared to the second quarter of 2006 and a $369,000 increase from the first quarter of this year. Average earning assets grew by 15 percent, or $111.8 million, from the second quarter of 2006 to the second quarter of 2007, with approximately $96.3 million contributed by the acquired Morgan Bank portfolio. Net interest income for the first half of 2007 was $14.0 million, compared to $14.4 million for the same period a year ago.

     The net interest margin was 3.33 percent for the quarter, down seventeen basis points from 3.50 percent for the first quarter of 2007 and 49 basis points from 3.82 percent for the second quarter of 2006. The cost of funds remained flat on a linked quarter basis. In addition to the impact of the increased level in non-performing loans, the decline in net interest margin from the second quarter of 2006 was also impacted as the cost of funds rose more than the yield on assets during that period. The net interest margin for the first six months of 2007 was 3.41 percent versus 3.86 percent for the first half of 2006.

     Non-interest income was $2.4 million for the second quarter of 2007, an increase of $56,000, or 2.4 percent, compared to the second quarter of 2006. The increase was largely from net gains recorded on the sale of indirect loans originated by Morgan and mortgage loans to the secondary market. The company retains the servicing rights for these loans. Other types of non-interest income grew as well, including service charges on deposit accounts, and ATM charges reflecting continued momentum in fee-based services.

     Non-interest expense was $8.0 million for the quarter as compared to $7.2 million for the second quarter of 2006. The increases in salaries and benefits, occupancy and furniture and equipment primarily relate to operating costs associated with the acquisition of Morgan Bank and other new facilities opened during 2006 and into the first quarter of 2007. In addition to the Morgan Bank acquisition, the company continued to strengthen and expand its presence in Lorain County and adjacent Cuyahoga County. While making these significant investments for the future, the company has had success in limiting related increases in overhead expense. The $818,000 increase in non-interest expense also includes operating costs associated with the new offices, as well as increases in legal and other carrying costs associated with non-performing assets.

     The provision for loan losses was $853,000 for the quarter compared to $165,000 for the second quarter of 2006. Annualized net charge-offs were 0.64 percent of average loans for the quarter compared to 0.11 percent for the second quarter of 2006. Non-performing assets to total assets were 1.54 percent at June 30, 2007 compared to 2.08 percent at March 31, 2007 and 0.95 percent at June 30, 2006. Of the $15.4 million of non-performing assets at June 30, 2007, approximately $2.1 million is other real estate or repossessed assets in which collateral held is considered collectible. The allowance for loan losses was
1.11 percent of total loans at June 30, 2007 compared to 1.10 percent at June 30, 2006.

     Total assets increased by $178.7 million, or 21.7 percent, from June 30, 2006 to $1.0 billion at June 30, 2007. Over the same twelve month period, portfolio loans increased by $130.8 million to $729.3 million, and total deposits increased $144.9 million to $822.9 million. Since December 31, 2006, portfolio loans increased $101.0 million and total deposits increased $105.6 million. These increases are principally a result of the Morgan Bank acquisition.

     About LNB Bancorp, Inc.

     LNB Bancorp, Inc. is a $1.0 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank serves customers through 22 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

     This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.


                     Consolidated Balance Sheets

                                       June 30, 2007 December 31, 2006
                                       ------------- -----------------
                                        (unaudited)
                                        (Dollars in thousands except
                                                share amounts)
                                ASSETS
Cash and due from Banks                     $23,986           $29,122
Federal funds sold and short-term
 investments                                      -                 -
Securities:
  Trading securities                         31,581                 -
  Available for sale, at fair value         147,751           155,810
  Federal Home Loan Bank and Federal
   Reserve Stock                              4,759             3,248
                                       ------------- -----------------
Total securities                            184,091           159,058
                                       ------------- -----------------
Loans:
  Loans held for sale                         6,346                 -
  Portfolio loans                           729,308           628,333
  Allowance for loan losses                  (8,115)           (7,300)
                                       ------------- -----------------
Net loans                                   727,539           621,033
                                       ------------- -----------------
Bank premises and equipment, net             13,826            12,599
Other real estate owned                       2,132             1,289
Bank owned life insurance                    15,104            14,755
Goodwill and intangible assets, net          23,473             3,157
Accrued interest receivable                   4,126             3,939
Other assets                                  8,068             6,146
                                       ------------- -----------------
Total Assets                             $1,002,345          $851,098
                                       ============= =================

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Demand and other noninterest-bearing      $89,193           $91,216
  Savings, money market and interest-
   bearing demand                           366,564           278,401
  Certificates of deposit                   367,144           347,644
                                       ------------- -----------------
Total deposits                              822,901           717,261
                                       ------------- -----------------
Short-term borrowings                        21,285            22,163
Federal Home Loan Bank advances              49,206            35,086
Accrued interest payable                      4,246             3,698
Accrued taxes, expenses and other
 liabilities                                 25,183             4,193
                                       ------------- -----------------
Total Liabilities                           922,821           782,401
                                       ============= =================
Shareholders' Equity
  Common stock, par value $1 per share,
   authorized 15,000,000 shares, issued
   7,623,857 shares at June 30, 2007
   and 6,771,867 at December 31, 2006         7,624             6,772
  Additional paid-in capital                 37,677            26,382
  Retained earnings                          42,237            43,728
  Accumulated other comprehensive loss       (1,922)           (2,093)
  Treasury shares at cost, 318,194
   shares at June 30, 2007 and 250,694
   shares at December 31, 2006               (6,092)           (6,092)
                                       ------------- -----------------
Total Shareholders' Equity                   79,524            68,697
                                       ------------- -----------------
Total Liabilities and Shareholders'
 Equity                                  $1,002,345          $851,098
                                       ============= =================


            Consolidated Statements of Income (unaudited)

                              Three Months Ended    Six Months Ended
                                    June 30,             June 30,
                              -------------------- -------------------
                                2007       2006      2007      2006
                              ---------- --------- --------- ---------
                              (Dollars in thousands except share and
                                         per share amounts)
Interest Income
 Loans                          $12,085    $10,448   $23,173   $20,526
 Securities:
  U.S. Government agencies and
   corporations                   1,598      1,422     3,162     2,761
  State and political
   subdivisions                     151        103       286       206
  Other debt and equity
   securities                        71         49       126       101
 Federal funds sold and short-
  term investments                  257         27       287        63
                              ---------- --------- --------- ---------
Total interest income            14,162     12,049    27,034    23,657
Interest Expense
 Deposits:
  Certificates of deposit,
   $100 and over                  2,131      1,584     4,298     2,954
  Other deposits                  4,119      2,727     7,433     5,160
 Federal Home Loan Bank
  advances                          274        335       600       735
 Short-term borrowings              232        207       465       409
 Other interest expense             208          -       211         -
                              ---------- --------- --------- ---------
Total interest expense            6,964      4,853    13,007     9,258
                              ---------- --------- --------- ---------
Net Interest Income               7,198      7,196    14,027    14,399
Provision for Loan Losses           853        165     1,236       315
                              ---------- --------- --------- ---------
   Net interest income after
    provision for loan losses     6,345      7,031    12,791    14,084
Noninterest Income
 Investment and trust services      524        546     1,046     1,055
 Deposit service charges          1,136      1,142     2,218     2,110
 Other service charges and
  fees                              595        489     1,101       940
 Income from bank owned life
  insurance                         182        142       349       287
 Other income                        78         58       145       104
                              ---------- --------- --------- ---------
Total fees and other income       2,515      2,377     4,859     4,496
 Securities gains, net             (214)         -       259         -
 Gains on sale of loans             118          -       269         -
 Gains (losses) on sale of
  other assets, net                  14          -        35         2
                              ---------- --------- --------- ---------
Total noninterest income          2,433      2,377     5,422     4,498
 Noninterest Expense
 Salaries and employee
  benefits                        3,935      3,638     7,758     7,216
 Furniture and equipment            907        753     1,614     1,490
 Net occupancy                      535        451     1,090       929
 Outside services                   474        435       829       854
 Marketing and public
  relations                         353        367       615       758
 Supplies, postage and freight      323        303       633       601
 Telecommunications                 203        171       391       370
 Ohio Franchise tax                 201        197       416       429
 Other real estate owned            133         17       247        31
 Electronic banking expenses        193        161       382       306
 Other charge-offs and losses       101         73       195       160
 Other expense                      651        625     1,197     1,256
                              ---------- --------- --------- ---------
Total noninterest expense         8,009      7,191    15,367    14,400
                              ---------- --------- --------- ---------
Income before income tax
 expense                            769      2,217     2,846     4,182
Income tax expense                  133        578       675     1,095
                              ---------- --------- --------- ---------
Net Income                         $636     $1,639    $2,171    $3,087
                              ========== ========= ========= =========
Net Income Per Common Share
 Basic                            $0.09      $0.25     $0.32     $0.48
 Diluted                           0.09       0.25      0.32      0.48
 Dividends declared                0.36       0.18      0.18      0.36
Average Common Shares
 Outstanding
 Basic                        6,921,162  6,475,651 6,683,736 6,477,154
 Diluted                      6,921,162  6,475,651 6,683,736 6,477,292


                          LNB Bancorp, Inc.
                  Supplemental Financial Information
  (Unaudited - Dollars in thousands except Share and Per Share Data)

                        Three Months Ended         Six Months Ended
                  ----------------------------------------------------
                   June 30,  March 31,  June 30,  June 30,   June 30,
                     2007      2007      2006       2007      2006
                  ----------------------------------------------------
END OF PERIOD
 BALANCES
  Assets          $1,002,345  $852,841  $823,623 $1,002,345  $823,623
  Deposits           822,901   722,592   678,016    822,901   678,016
  Portfolio loans    729,308   621,940   598,511    729,308   598,511
  Allowance for
   loan losses         8,115     7,258     6,568      8,115     6,568
  Shareholders'
   equity             79,524    69,133    66,858     79,524    66,858

AVERAGE BALANCES
Assets:
  Total assets      $939,536  $848,208  $810,942   $894,103  $807,763
  Earning assets     866,666   792,163   754,822    829,620   753,186
  Securities         157,947   158,932   163,089    158,437   160,572
  Portfolio loans    689,190   630,814   589,454    656,567   589,667
Liabilities and
 shareholders'
 equity:
  Total deposits    $789,182  $715,624  $676,845   $752,606  $669,066
  Interest bearing
   deposits          705,217   634,150   593,418    669,880   583,533
  Interest bearing
   liabilities       746,373   689,319   653,529    718,003   647,823
  Total
   shareholders'
   equity             78,587    69,309    67,706     73,974    68,518

INCOME STATEMENT
  Net interest
   income             $7,198    $6,829    $7,196    $14,027   $14,399
  Net interest
   income-FTE (1)      7,295     6,918     7,243     14,210    14,494
  Provision for
   loan losses           853       383       165      1,236       315
  Noninterest
   income              2,433     2,989     2,377      5,422     4,498
  Noninterest
   expense             8,009     7,358     7,191     15,367    14,400
  Taxes                  133       542       578        675     1,095
----------------------------------------------------------------------
  Net income             636     1,535     1,639      2,171     3,087
----------------------------------------------------------------------
  Total revenue        9,631     9,818     9,573     19,449    18,897

PER SHARE DATA
  Basic net income
   per common
   share               $0.09     $0.24     $0.25      $0.32     $0.48
  Diluted net
   income per
   common share         0.09      0.24      0.25       0.32      0.48
  Cash dividends
   per common
   share                0.18      0.18      0.18       0.36      0.36
  Basic average
   common shares
   outstanding     6,921,162 6,443,673 6,475,651  6,683,736 6,477,154
  Diluted average
   common shares
   outstanding     6,921,162 6,443,673 6,475,651  6,683,736 6,477,292

KEY RATIOS
  Return on
   average assets
   (2)                  0.27%     0.73%     0.81%      0.49%     0.77%
  Return on
   average common
   equity (2)           3.25%     8.98%     9.71%      5.92%     9.09%
  Efficiency ratio     82.33%    74.27%    74.75%     78.28%    75.82%
  Noninterest
   expense to
   average assets
   (2)                  3.42%     3.52%     3.56%      3.47%     3.59%
  Average equity
   to average
   assets               8.36%     8.17%     8.35%      8.27%     8.48%
  Net interest
   margin               3.33%     3.50%     3.82%      3.41%     3.86%
  Net interest
   margin (FTE)
   (1)                  3.38%     3.54%     3.85%      3.45%     3.88%

ASSET QUALITY
  Nonperforming
   loans             $13,259   $16,675    $6,279    $13,259    $6,279
  Other real
   estate owned        2,132     1,073     1,572      2,132    $1,572
  Total
   nonperforming
   assets             15,391    17,748     7,851     15,391    $7,851
  Net Charge Offs      1,105       425       165      1,530      $369
  Total
   nonperforming
   loans to total
   loans                1.82%     2.68%     1.05%      1.82%     1.05%
  Total
   nonperforming
   assets to total
   assets               1.54%     2.08%     0.95%      1.54%     0.95%
  Net charge-offs
   to average
   loans (2)            0.64%     0.27%     0.11%      0.47%     0.13%
  Allowance for
   loan losses          1.11%     1.17%     1.10%      1.11%     1.10%
  Allowance to
   nonperforming
   loans               61.20%    43.53%   104.60%     61.20%   104.60%


(1) FTE -- fully tax equivalent at 34% tax rate
(2) Annualized


     CONTACT: For LNB Bancorp, Inc.
              W. John Fuller, 216-978-7643